Exhibit 5.1

January 26, 2006

The Bombay Company, Inc.
550 Bailey Avenue, Suite 700
Fort Worth, Texas 76107

Re: Registration Statement on Form S-8

Dear Ladies and Gentlemen:

I have acted as counsel for The Bombay Company, Inc., a Delaware corporation (the “Company”), in connection with the filing of the Registration Statement (the “Registration Statement”) on Form S-8 on or about January 26, 2006. The Registration Statement is registering the offering and sale of an aggregate of 300,000 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share, for issuance under the Company’s 2005 Non-Employee Director Stock Option Plan (the “Plan”), a copy of which is attached to the Registration Statement as Exhibit 99.1.

I have participated in the preparation of the Registration Statement filed with the Securities and Exchange Commission relating to the registration of the offering and sale of the Shares under the Securities Act of 1933, as amended. In connection with the foregoing, I have examined the originals or copies, certified or otherwise authenticated to my satisfaction, of the relevant resolutions of the Company’s Board of Directors, the Registration Statement and such corporate records of the Company, certificates of officers of the Company, and other instruments and documents as I have deemed necessary to review as a basis for the opinion hereinafter expressed. As to various questions of fact material to such opinion, I have, where relevant facts were not independently established, relied upon statements of officers of the Company whom I believe to be responsible where relevant facts were not independently established.

Based upon the foregoing and in reliance thereon, I advise you that in my opinion, the Shares, when issued and delivered in accordance with the provisions of the Plan, will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Respectfully submitted,

/s/ Michael J. Veitenheimer